Paladin International Corporation

Audited Financial Statements

December 31, 1999

Clyde Bailey, P.C.

Certified Public Accountant

10924 Vance Jackson # 404

San Antonio, Texas 78230

CLYDE BAILEY P.C.

_____________________________________________________________________________________

Certified Public Accountant

10924 Vance Jackson #404

San Antonio, Texas 78230

(210) 699-1287(ofc.)

(888) 699-1287 - (210) 691-2911 (fax)

Member:

American Institute of CPA's

Texas Society of CPA's

Board of Directors

Paladin International Corporation

3131 West Alabama  Suite 300

Houston, Texas 77098

REPORT OF INDEPENDENT PUBLIC ACCOUNTANT

I have audited the accompanying balance sheet of Paladin International Corporation (Company) as of December 31, 1999 and 1998 and the related statement of income and expenses, statement of changes in stockholders' equity, and the statement of cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998 and the results of its operations for the years then ended in conformity with generally accepted accounting principles.

Clyde Bailey

Certified Public Accountant

San Antonio, Texas

February 9, 2000

PALADIN INTERNATIONAL CORPORATION
Consolidated Balance Sheet
As of December 31, 1999 and 1998

A S S E T S

	1999	1998

Current Assets
Cash	$ 5,319	$ 4,801
Accounts Receivable	182	10,519
Notes Receivable	0	4,715
Accrued Interest Receivable	0	755
Inventory, Oil	18,679	10,736
Prepaid Expenses	290	68

Total Current Assets	24,470	31,594

Investments
Corporate Stock	750	330
Oil & Gas Properties (net of $13,190 and $ 9,224
amortization and depletion)	343,946	263,303

	344,696	263,633

Fixed Assets
Land and Building	60,000	60,000
Furniture and Equipment	184,781	158,286
Less: Allowance for Depreciation	(28,374)	(17,149)

	216,407	201,137

Other Assets
Deposit	5,000	11,250
Organization Costs	343	486
Deferred Tax Benefit	25,159	11,473

	30,502	23,209

Total Assets	$ 616,075	$ 519,573

PALADIN INTERNATIONAL CORPORATION
Consolidated Balance Sheet
As of December 31, 1999 and 1998

L I A B I L I T I E S A N D S T O C K H O L D E R S ' E Q U I T Y

	1999	1998

Current Liabilities
Accounts Payable	$ 3,908	$ 3,890
Accounts Payable - Officers	1,157	4,723
Notes Payable, Current Portion	3,639	3,385
Accrued Expenses	2,349	2,956

Total Current Liabilities	11,053	14,954

Non-Current Liabilities
Notes Payable	81,121	67,541
Less Portion Shown as Current	(3,639)	(3,385)

	77,481	64,156

Stockholders' Equity
Common Stock, 75,000,000 Shares $.001 Par Value	2,765	2,502
Authorized, 2,764,604 Shares and
2,504,294 Issued and Outstanding
Paid in Surplus	644,575	496,703
Retained Earnings	(119,800)	(58,743)

Total Stockholders' Equity	527,540	440,462

Total Liabilities and Stockholders' Equity	$ 616,075	$ 519,572

PALADIN INTERNATIONAL CORPORATION
Consolidated Statement of Operations
For the Twelve Months Ended December 31, 1999 and 1998

		1999		1998

Income
Oil & Gas Production and Royalties			$ 31,781		$ 22,084
Less:	Lease Operating Expenses	$ 38,449		$ 19,965
	Taxes	1,081		1,861
	Depletion and Depreciation	17,478	57,007	21,721	43,547

Income (Loss) from Oil Production			(25,226)		(21,463)

Interest Earned			566		566

Rent Earned			1,500		6,000

Total Income (Loss)			(23,160)		(14,897)

Expenses
Administration			21,000		12,000
Amortization of Organization Costs			143		127
Contract Services			3,100		3,650
Depreciation			3,025		3,454
Insurance			393		481
Interest			6,953		9,668
Licenses and Fees			988		3,740
Office			1,846		2,808
Other Expenses			847		1,400
Promotion and Public Relations			1,400		1,299
Taxes, Property			1,988
Travel			4,076		4,219
Stock Transfer Fees			1,000

	Total Expenses		46,758		42,846

Net Income (Loss) From Operations Before			(69,919)		(57,743)
	Other Income and Expenses

Other Income and Expenses
Loss on Lease Abandonment			4,825		-

Total Other Expense			4,825		-

Net Income Before Taxes			(74,744)		(57,743)

Income Tax Benefit (Expense)			13,686		9,851

	Net Income (Loss)		$ (61,058)		$ (47,892)

Earnings per Shares			$ (0.023)		$ (0.021)

PALADIN INTERNATIONAL CORPORATION
Consolidated Statement of Cash Flows
For the Twelve Months Ended December 31, 1999 and 1998

	1999		1998

Cash Flows from Operating Activities:		$ (61,058)		$ (49,549)

Net Income
Adjustments to Reconcile Excess Contributions
to Cash provided from Operations:
Depreciation	$ 16,154		$ 12,408
Amortization and Depletion	4,492		12,894
Accounts Receivable	10,338		(7,554)
Inventory	(7,943)		(1,718)
Accounts Payable	(816)		2,526
Deposits	6,250		(6,250)
Notes Receivable	4,715		-
Deferred Tax Benefits	(13,686)		(9,851)
Accrued Interest Receivable	755		(566)
Accounts Payable - Officers	(2,733)		2,750
Accrued Expenses	(606)		2,301
Prepaid Expenses	(222)		(68)

Total Adjustments		16,697		6,872

Net Cash used in Operating Activities		(44,361)		(42,677)

Cash Flows from Investing Activities:
Oil and Gas Properties	(89,920)		31,844
Corporate Stock	(420)		(60)
Furniture and Equipment	(26,495)		(45,150)

Net Cash used in Investing Activities		(116,835)		(13,366)

Cash Flows from Financing Activities
Net Long-Term Borrowing	13,579		(49,094)
Common Stock	262		379
Paid-In-Capital	147,872		106,640

Net Cash Provided for Financing Activities		161,714		57,925

Net Increase (Decrease) in Cash		518		1,882

Cash Balance, Begin of Period		4,801		2,919

Cash Balance, End of Period		$ 5,319		$ 4,801

PALADIN INTERNATIONAL CORPORATION
Statement on Stockholders Equity
Year Ended December 31, 1999 and 1998

		$ 0.001 Par	Paid-In	Retained
	Shares	Value	Capital	Earnings	Total

Balance January 1, 1998	2,135,074	2,123	390,063	(9,192)	382,994

Stock Issuance	367,220	379	106,640		107,019

Net Income				(49,551)	(49,551)

Balance December 31, 1998	2,502,294	2,502	496,703	(58,743)	440,462

Stock Issuance	262,310	263	147,872		148,135

Net Income				(61,057)	(61,057)

Balance December 31, 1999	2,764,604	$ 2,765	$ 644,575	$ (119,800)	$ 527,540

Paladin International Corporation

Notes to Financial Statements

Note 1 - Summary of Significant Accounting Policies

Organization

Paladin International Corporation ("the Company") was incorporated under the laws of the State of Nevada on October 4, 1996 for the purpose of promoting and carrying on any lawful business for which a corporation may be incorporated under the laws of the State of Nevada and is qualified to do business in the State of Texas. The company has a total of 75,000,000 authorized shares with a par value of $.001 per share and with 2,764,604 and 2,502,294 shares outstanding as of December 31, 1999 and 1998, respectively. On November 16, 1998, the Company filed a Certificate of Amendment to the Articles of Incorporation with the Nevada Corporation Commission to change the name of the Company from Paladin Resources Corporation to Paladin International Corporation.

Principles of Consolidation

Paladin Technology Corporation ("Technology") was incorporated on November 3, 1998 in the State of Texas. A total of 275,000 shares of stock is outstanding which is owned 100% by the Company. Technology was formed to own and manage the oil properties in the State of Texas. For the period ended December 31, 1999 and 1998, Technology had operating losses of ($14,160) and ($5,717), respectively.

Fixed Assets

Fixed assets consist of a building, office equipment, and well equipment for the producing wells. These items are shown at cost. The assets are being depreciated over the estimated useful life of the assets. The equipment and office furniture is being depreciated over a seven-year life using the straight-line method of depreciation. A total of $11,225 and $12,408 is being recognized during the periods ended December 31, 1999 and 1998 for depreciation expense.

Federal Income Tax

The Company is a regular C Corporation for federal income tax purposes. The Company has adopted the provisions of Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes". The Company accounts for income taxes pursuant to the provisions of the Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Paladin International Corporation

Notes to Financial Statements

Note 1 - Summary of Significant Accounting Policies (con't)

Accounting Method

The Company's financial statements are prepared using the accrual method of accounting. The successful efforts method of accounting is used for oil & gas property acquisitions, exploration and production activities, whereby all costs incurred in connection with the properties, productive or nonproductive, are capitalized. Capitalized costs related to proved properties and estimated future costs to be incurred in the development of proved reserves are amortized using the unit-of-production method. Capitalized costs are annually subjected to a test of recoverability by comparison to the present value of future net revenues from proved reserves, adjusted for the cost of certain unproved properties, and are expensed in the year in which such an excess occurs. Revenues are recognized when earned and expenses when incurred. Fixed assets are stated at cost. Depreciation and amortization are expensed using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

> The estimated useful lives are as follows:

Buildings 25 years

> Equipment 10 years

Depreciation expense for the years ended December 31, 1999 and 1998 was $11,225 and $12,408, respectively.

Earnings per Common Share

The Company adopted Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which simplifies the computation of earnings per share requiring the restatement of all prior periods.

Basic earnings per share are computed on the basis of the weighted average number of common shares outstanding during each year.

Diluted earnings per share are computed on the basis of the weighted average number of common shares and dilutive securities outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings per share are excluded from the calculation.

Uninsured Cash Balances

The Company maintains its cash balances at several financial institutions. Accounts at the institutions are secured by the Federal Deposit Insurance Corporation up to $100,000. Periodically, balances may exceed this amount. At December 31, 1999, there were no uninsured cash balances.

Year 2000 Concerns

The Company has addressed the concerns of potential year 2000 computing problems, both internally and with external parties and believes that significant additional costs will not be incurred because of this circumstance. The Company has performed an evaluation of its computer hardware and software and has determined that recent enhancements and upgrades have brought it's systems significantly into compliance with the year 2000 phenomenon and that existing support agreements are adequate to cope with any remaining issues. Based upon equipment evaluations and analysis by consulting parties, management does not believe that significant operational equipment modifications are necessary.

Paladin International Corporation

Notes to Financial Statements

Note 1 - Summary of Significant Accounting Policies (con't)

Fair Value of Financial Instruments

The carrying value of financial instruments including marketable securities, notes and loans receivables, accounts payable and notes payable approximate their fair values at December 31, 1999.

Long-Lived Assets

Statement of Financial Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets to be Disposed of " requires, among other things, impairment loss of assets to be held and gains or losses from assets that are expected to be disposed of be included as a component of income from continuing operations before taxes on income.

Comprehensive Income

Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No.130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any items requiring disclosure of comprehensive income.

Segments of an Enterprise and Related Information

Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information", supersedes (SFAS) No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker of the Company in deciding how to allocate resources and in assessing performance. The Company has evaluated this SFAS and does not believe it is applicable at this time.

Reclassifications

Certain reclassifications have been made to the prior year's financial statements in order to conform to the current presentation.

Paladin International Corporation

Notes to Financial Statements

Inventory

Inventory consists of oil contained in the tanks as of December 31, 1999 but not sold.

Kern County, California $ 16,024

Dominguez Lease, Atascosa CO, Texas 2,655

Total Oil Inventory $ 18,679

Note 2 - Investment, Oil and Gas Properties

Oil and gas Properties acquired by cash and stock consists of the following:

100% Working Interest, D.D. Heinen lease $ 21,250

95% Working Interest, Glide Williams lease, Kern Co, CA 120,000

1200 acres of mineral interests, Kern Co, CA 60,000

100% Working Interest, Dominguez Lease 13,618

> 13.5 acres, Atascosa Co., Texas

95% Working Interest, Claflin Lease

> 80 acres, Kern Co. California 51,768

100% Working Interest, Bexar County, Texas 90,500

Less: Depletion (13,190)

Net Investments $ 343,946

For the period ended December 31, 1999 and 1998 there was a total of $3,966 and $6,704 respectively, recorded as depletion based on oil and gas production. The Stienle Lease with a value of $4,824 was abandoned in 1999. The Company acquired 1046 mineral acres in the Fairfield Oil Field in Bexar County, Texas with 65 non producing wells for $ 90,500 cash.

Note 3 - Common Stock

Several transactions have occurred in which stock is issued for assets. The details of the transactions are as follows:

1) For the Year Ended December 31, 1999

2) During the twelve month period ended December 31, 1999, Paladin International issued 33,610 shares of restricted stock valued at an average price of $ .556 per share to pay for services and interest on notes payable.

3) A total of 108,235 shares were issued pursuant to stock options that had been issued to Directors and Advisory Directors as of December 31, 1999. The stock options allowed the option holders to purchase stock at a value of $ .25 per share.

4) A total of 120,465 shares were issued pursuant to the Company's Registration Form D filing to residents of the State of Texas.

A total of 262,310 common shares was issued during the year.

Paladin International Corporation

Notes to Financial Statements

5) For the Year Ended December 31, 1998

6) In February of 1998 Paladin International Corporation issued 20,000 shares of stock valued at $.25 per share to two independent geologists for an option to acquire 4 drilling prospects in Atascosa County, Texas.

7) In February of 1998 Paladin International Corporation issued 5,000 shares of stock valued at $.25 per share for an option to acquire the remaining 500 acres of the D.D. Heinen lease.

8) In November of 1998 Paladin International Corporation traded the mineral interest it has leased to Gotland Oil, Inc. and 44,000 shares of common stock for a 95% interest in an 80 acre lease containing 8 producing wells.

9) During the twelve month period ended December 31, 1998 Paladin International Corporation issued 59,940 shares of restricted stock valued at an average price of $.435 per share to pay for services and to pay interest.

10) In the first quarter of 1998 Paladin International Corporation sold 238,280 shares of restricted stock at $.25 per share, primarily to former stockholders of the Company. Proceeds were used to acquire equipment, retire debt and for working capital.

A total of 367,220 shares of common stock was issued during the year.

Note 4 - Related Parties

The Organization has significant related party transactions and/or relationships with the following individuals and entities:

11) Sea Industries, Inc., a Nevada Corporation, is the owner of 392,117 shares of Paladin International Corporation. It has 1,000 shares outstanding, all owned by Sea Industries, Inc., a Texas corporation. Sea Industries, Inc., a Texas corporation, is owned 1% by Stafford Andrews (Director) with the remaining 99% owned 16.5% each by his wife and their five adult children.

12) Overland Oil Field Tool Rental, Inc., a Texas corporation, is the owner of 7,575 shares of Paladin International Corporation. It has 300,00 outstanding shares of which 100,00 shares are owned by Sea Industries, Inc., a Nevada corporation and 100,000 shares are owned by Petrov Enterprises, Inc., a Texas corporation.

13) Fremont Industries Corporation, a Nevada corporation, is the owner of 216,255 shares of Paladin International Corporation. It has 4,392,636 shares outstanding of which Petrov Enterprises, Inc., owns 1,000,000 shares and Sea Industries, Inc., a Nevada Corporation owns 1,000,000 shares.

14) Pacific Energy Resources, Inc., a Nevada corporation, is the owner of 570,100 shares of Paladin International Corporation. It has 148,000 shares outstanding, of which Petrov Enterprises, Inc., a Texas Corporation owns 14,000 shares. Sea Industries, Inc., a Nevada Corporation owns 14,000 shares, and Valley Financial Corporation owns 120,000 shares.

Paladin International Corporation

Notes to Financial Statements

Note 4 - Related Parties (con't)

15) Brain Petrov owns 70,000 shares of Paladin International Corporation. He is the adult son of Joseph W. Petrov.

16) Petrov Enterprises, Inc. is wholly owned by Joseph W. Petrov.

17) Joseph Petrov  Director  Mr. Petrov owns 403,117 shares of Paladin International Corporation. No salary or director fees were received or accrued during the period.

18) Valley Financial Corporation has no direct ownership of any shares of Paladin International Corporation. It has 5,436,909 outstanding shares of which 575,000 shares are owned by Petrov Enterprises, Inc., a Texas corporation, 575,000 shares are owned by Sea Industries, Inc., a Nevada corporation, and 320,000 shares are owned by Fremont Industries Corporation.

19) Tri-Stellar, Inc.- owned by Joseph Petrov and Stafford Andrews. Provides administrative service to Company. In 1999, a total of 58,560 shares were issued and valued at $21,000.00

Note 5  Notes Payable

	Total	Current Portion
Note dated July 31, 1997 in the original amount of $45,000, payable in payments of $570.04 per month, including interest at 9% per annum, beginning July 30, 1997. Secured by land and building matures in June 2007.	$37,209.20	$3,639.35
Note dated July 31, 1997 in the original amount of $50,000, payable interest only at 10% per annum for one year and then payable in 48 monthly payments of $1,145.83 plus interest beginning July 31, 1998. Secured by Glide-Williams lease matures in July 2002.	20,911.48	0.00
Note payable to officer and director dated December 31, 1999 in the original amount of $3,000 due December 31,2001. Interest at 8% per annum, payable quarterly.	3,000.00	0.00
Note dated December 31, 1999, in the original amount of $11,000, due December 31, 2001. Interest at 8% per annum, payable quarterly.	11,000.00	0.00

Paladin International Corporation

Notes to Financial Statements

Note 5  Notes Payable (con't)

Note payable to officer and director dated December 31, 1999 in the original amount $9,000 due December 31,2001. Interest at 8% per annum, payable quarterly.	9,000.00	0.00
Totals	$81,120.68	$3,639.35

Total interest recorded as paid is $6,953 and $9,668 for the period ended December 31, 1999 and 1998, respectively.

Note 6 - Stock Options

A total of 1,500,000 stock options had been issued to the founding stockholders. The options allowed the holder to purchase a share of stock at a value of $.25 per share up to five years for the directors and two years for the advisory directors. The options were issued to shareholders as of December 31, 1997. In the first quarter of 1998, the Company issued 238,280 shares under this option program. In June of 1998 the Board of Directors voted to reduce the number of shares subject to the options in order to fall within the guidelines prescribed by the Texas Securities Act relating to the Company's registration filing. The Texas Security Act provides that options should not exceed 10% of the outstanding shares of the Company. Under the Company's filing with the State of Texas, if the minimum offering were achieved, no more that 249,648 shares could be subject to options.

As of January 1, 1999 there were 238,280 stock options outstanding allowing option holders the right to purchase stock at a value of $.25 per share. Prior to December 31, 1999, 108,235 options were exercised at the option price of $ .25 and 51,765 expired on December 31, 1999. The remaining 78,280 options that were issued to the Directors expire on December 31, 2003.

A total of 60,234 Class A warrants were issued during 1999. The warrants carry an exercise price of $1.15 per share and expires one year from the date of issue.

Note 7 - Contingent Liabilities

Like other oil and gas producers and marketers, the Company's operation are subject to extensive and rapidly changing federal and state environmental regulations governing air emissions, waste water discharges, and solid and hazardous waste management activities. Therefore it is extremely difficult to reasonably quantify future environmental related expenditures.

Note 8  Registration Form D Filing

The Texas Securities Board approved the Company's registration filing on December 16, 1998. The filing allows for the Company to register 925,078 shares of stock valued at $1.00 per share to residents in the State of Texas through its underwriter, William A Little and Co.

The Company closed its stock offering on December 16, 1999 after selling 120,465 shares of common stock for a total of $120,465.

Paladin International Corporation

Notes to Financial Statements

Note 9  Earning per share

The following reconciles the components of the earnings per share (EPS) computation:

	1999			1998
Earning per common Share	Loss (Numerator)	Shares (Denominator)	Per-Share Amount	Loss (Numerator)	Shares (Denominator)	Per-Share Amount
Net Loss	($ 61,058)	2,622,483	($ .023)	($ 49,549)	2,374,389	($ .021)

The number of shares (denominator) is based on the weighted number of shares outstanding as of December 31, 1999 and 1998.

Note 10 - Subsequent Events

There were no other material subsequent events that have occurred since the balance sheet date that warrants disclosure in these financial statements.